                                                                     Exhibit 1.4



                           Corporate Governance Manual
                                   2nd Edition


STANDING ORDERS OF THE MANAGING BOARD

511       The Managing Board's Standing Orders which set out how the Board conducts its business are reproduced as Rules 512 to 519 below.

512       The Board may appoint a Secretary and shall cause minutes to be kept of all resolutions and proceedings of the Board at each meeting. The minutes of each meeting shall include a record of the Members, Corporate staff and any other parties who are present.

513       Meetings of the Board will normally be held on the third Monday of each month. Formal notice will be given and confirmation of the date, time and venue will be noted at the end of the minutes of the previous meeting.

514       Any paper for consideration of the Board should be forwarded to reach
Members at least 7 days prior to the relevant Board meeting. With the Chairman's approval, urgent or sensitive papers may be distributed at any time prior to the meeting, or tabled at the meeting.

515       In addition, the Chairman is empowered to call extraordinary meetings of the Board at any time, and any 2 Members of the Board may together call a meeting by requisition to the Secretary in writing specifying the business of the meeting.

516       At least 48 hours' notice of any extraordinary meeting shall be given in writing to each Member. The notice shall specify the place, date and time of the meeting and the business to be conducted.

517       The Chairman may also, without calling a meeting, circulate in writing any resolution to all Members of the Board, and such resolution shall be duly passed if signed by not less than 5 Members.

518       In the absence of the Chairman of the Board and of any Member nominated and appointed to act as Chairman in his place, the Board may appoint a Member to chair the meeting or to respond to problems on behalf of the Board.

519       In the event of any inconclusive ballot of Members on any issue, a casting vote shall be exercised by the Chairman.

520       (not used)


RULES FOR CONDUCT OF CORPORATION BUSINESS

521       The Managing Board has set out its requirements through its Rules for
Conduct of Corporation Business, which are reproduced as Rules 522 to 530 below.

522       The Chief Executive Officer of the Corporation is responsible to the
Board for the conduct of the day-to-day business of the Corporation and for implementing the policies and strategies decided by the Board. He is responsible to the Board for all aspects of the Corporation's performance.

                           Corporate Governance Manual
                                   2nd Edition


523       To cover periods when he is absent the Chief Executive Officer will either -

     (a) assign a Senior Director to carry out overall coordination of the Corporation's day-to-day business; or

     (b) nominate a Senior Director to the Board for appointment to act as Chief Executive Officer until the incumbent returns to duty.

524       A Senior Director, who is assigned in accordance with Rule 523 (a), will, during the period of any such assignment, have the Chief Executive Officer's delegated authority to approve or endorse any matters relating to the day to day business of the Corporation which require the Chief Executive Officer's approval or endorsement, subject only to any restrictions specifically imposed when any such assignment is made. However, this delegation does not extend to authorities or powers derived from the KCRC Ordinance (Cap. 372) and the Board. In any instance when the exercise of these activities or powers are required, the coordinating Corporate Executive must contact the Chief Executive Officer if it is a matter of urgency, which cannot await until the Chief Executive Officer's return.

525       A Senior Director, who is nominated and appointed in accordance with
Rule 523 (b) above, will, during the period of any such nomination and appointment, have both the full authorities or powers of the Chief Executive Officer as derived from the KCRC Ordinance (Cap. 372) and the Board and the authority to approve or endorse any matters relating to the conduct of the Corporation's day to day business which require the Chief Executive Officer's approval or endorsement, subject only to any restrictions specifically imposed when any such nomination and appointment is made.

526       The following matters will in all cases be referred to the Managing
Board for its consideration and approval, together with any further items which the Board may from time to time decide -

     (a)  Board General Standing Orders.

     (b)  Rules for Conduct of Corporation Business.

     (c)  By-laws

     (d) 3 Year Business Plans, including revenue, expenses and capital budgets for the ensuing year, annual manpower plan and pay review.

     (e)  Annual Estimates of Revenue and Expenditure.

     (f)  Annual Report and Audited Accounts.

     (g)  Recommendations with respect to Dividend Payments.

     (h)  Statements of Corporate Intent.

     (i)  Passenger Fares and Freight Charges.

                           Corporate Governance Manual
                                   2nd Edition


     (j) Capital projects, and variations to capital projects, in excess of HK$50 million.

     (k) All contracts, and variations to all contracts, in excess of HK$50 million.

     (1) All non-lowest conforming expenditure and all non-highest conforming revenue contracts, and variations to such contracts, in excess of HK$20 million.

     (m) All consultancy contracts, and variations to consultancy contracts, in excess of HK$10 million.

     (n) Substantive appointments of the Chief Executive Officer, Senior Directors, Directors, Deputy Directors, and General Managers who directly report to the CEO, including prior clearance with the Board of any terms and conditions for negotiating agreements providing for pension, gratuities, settlement and other financial benefits.

     (o)  Opening of bank accounts.

     (p)  Borrowings.

     (q)  Purchase and sale of all real property.

     (r)  Formation, acquisition and disposal of companies.

     (s) Write off of fixed assets the original cost of each of which exceeded $50 million, and write off of items of capitalised expenses exceeding $10 million each.

527       Where a Committee of the Board is formed to handle a particular subject, a Chairman and a Secretary shall be appointed by the Board and minutes shall be kept in the same manner as for the Board itself. Furthermore, the decisions arising from the deliberations of any such Committee shall be referred to the full Board for ratification.

528       To date, the Managing Board has established five Committees, each with its own terms of reference, to assist the Board in carrying out its work. These are -

     (a)  the Audit Committee;

     (b) the Strategic Human Resource Committee (formerly the Pay and Conditions Committee);

     (c)  the Finance Committee;

     (d) the Capital Projects Committee (formerly the New Railway Projects Steering Committee); and

     (e)  the Property Committee (formerly the Property Development Committee).

                           Corporate Governance Manual
                                   2nd Edition


The terms of reference of each of these five Committees can be accessed on the Corporation's Intranet.

529       Management shall report to the Board each month on significant developments, together with the operating and financial results, information on use of the Corporate Seal, letting of major contracts, accidents, service disruptions, public complaints and any other matters which may be required by the Board from time to time.

530       All other authorities to carry out Corporation activities are delegated to the Chief Executive Officer.

531-540   (not used)